EXHIBIT 19
Distribution Solutions Group, Inc.
Adopted as of June 1, 2022

Insider Trading Policy

Objective

This Insider Trading Policy is designed to help officers, employees and directors understand the nature and scope of the federal insider trading laws and the serious consequences of violating these laws. It also describes certain prohibited transactions in securities of Distribution Solutions Group, Inc. (“DSG”) and other companies.

Statement of Policy

DSG's long-standing policy prohibits officers, employees or directors from buying or selling DSG securities (including common stock and derivative instruments relating thereto) while in possession of material, non-public information about DSG. It also prohibits such persons from using material non-public information to trade in the securities of other companies with whom DSG is associated or disclosing any material non-public information about DSG or any other such company to any other person until after such information has been effectively communicated to the public.

Scope

This Insider Trading Policy applies to all officers, directors and employees of DSG, whether or not directly employed by DSG or an operating company of DSG, each of the DSG operating companies and each of their respective subsidiaries.

Insider Trading

The insider trading laws prohibit buying or selling securities while in possession of material, non-public information or passing such information on to others who purchase or sell securities. These laws apply to trading in DSG's securities and to trading in the securities of other companies where inside information has been acquired by the insider in the course of his, her or their activities on behalf of DSG or while working for DSG or its operating companies.

As a DSG employee, you are responsible for ensuring that you are not involved in any DSG securities transactions whenever you are in possession of material non-public information. If you have any questions as to whether you are in possession of material non-public information or if it is permissible for you to trade, please contact Rick Pufpaf.

Definitions

Material information is any information that a reasonable investor would consider important in making a decision to buy, sell or hold the securities of a company. In other words, any information that reasonably could be expected to affect the price of DSG's stock or other securities is "material" information. While it is impossible to provide a complete list, some examples of information that could be considered "material" are:
1.Unpublished financial results, reports or projections such as earnings estimates or results, or a change in previously announced earnings estimate;
2.News of a pending or proposed merger, acquisition, divestiture or tender offer;
3.Changes in top management;
4.Changes in dividend policy, declarations of stock splits or offerings of securities;
5.Calls, redemptions or purchases by DSG of its securities;

6.Changes in prices or demand for DSG's products, or changes in the costs of producing, transporting or selling DSG's products;
7.The gain or loss of a large customer or supplier;
8.Unusual or large borrowing;
9.Liquidity matters;
10.Significant new products or services or other changes in operations;
11.Commencement or settlement of a major claim or lawsuit;
12.Commencement or possibility of significant litigation or governmental investigation or other governmental action;
13.Industry information (i.e., prices, volumes or other conditions affecting our business); and
14.Initiation or settlement of labor negotiations or disputes, strikes or lockouts.

Non-Public Information is any information that has not been generally disclosed to the public or, if it has been disclosed, the time elapsed since disclosure has not been sufficient for investors to evaluate the information. Information becomes public when it has been released through appropriate channels, such as a press release, governmental filing, or public statement from a senior officer, and enough time has elapsed for the investing public to evaluate the information. At that point and not before the information is considered "public." All information that you learn about DSG (or any other company) in connection with your employment is potentially "insider" information until publicly disclosed.

Tipping is the passing along of material non-public information to others. Penalties for tipping apply whether or not you derive benefit from another's actions. Recommending that others buy or sell DSG stock or other securities, even without telling them why, still can be unlawful in certain circumstance, and thus should be avoided.

General Procedures Applicable to Officers and Directors

Officers of DSG or its subsidiaries and directors of DSG (collectively, the "Covered Persons") may only trade in DSG securities when all of the following conditions are met for the proposed transaction: 1) the trade will take place outside of the blackout periods described below, 2) the Covered Person is not in possession of material non-public information about DSG and 3) the Covered Person has pre-cleared the transaction with Rick Pufpaf at least twenty-four hours in advance of the proposed transaction. Notwithstanding the foregoing, trades may be executed pursuant to a Rule 10b5-1 trading plan that has been approved in advance by Rick Pufpaf. Note that Rule 10b5-1 trading plans must be adopted outside of a blackout period and you must provide Rick Pufpaf with written notice of any termination or modification of a Rule 10b5-1 trading plan. In addition, routine stock option exercises, without the sale of the underlying stock, may be made at any time and without prior approval.

Each blackout period begins at the close of business on the fifteenth day of each March, June, September and December and continues until the end of the second business day after the issuance of the earnings release for the applicable fiscal quarter.

DSG may in its discretion establish additional blackout periods. In addition, even outside of blackout periods, Covered Persons are still subject to the insider trading rules and no Covered Person should engage in transactions if such Covered Person is aware of material non-public information. For these reasons and in order to minimize the risk of an inadvertent violation, Covered Persons are required to obtain pre-clearance of any transaction from Rick Pufpaf at least twenty-four hours in advance of the proposed transaction.

Procedures for Other Employees

Generally, employees who are not covered by the blackout period or pre-clearance requirements described above may trade in DSG securities as long as they are not in possession of material non-public information.

Prohibited Transactions

No officer, director or employee who has material non-public information relating to DSG may buy or sell securities of DSG or engage in any other action to take personal advantage of that information or pass that information on to others. No officer, director or employee may buy or sell securities of another company at any time when that person has material non-public information about that company or has material non-public information that could affect the share price of that company, including information obtained in the course of employment that relates to any other company, including customers or suppliers or other economically linked companies.

For purposes of this policy, DSG considers short sales (sales of securities not owned by the seller at the time of the sale), buying or selling puts or calls and pledges of DSG stock to be purchases and sales of DSG securities.

Directors and officers cannot sell DSG shares short. As a matter of policy, directors and officers should assume that this includes buying puts or selling calls or engaging in other similar transactions involving derivative securities. Without limiting the foregoing, this policy prohibits any director or executive officer of DSG (or any designee of such director or executive officer) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of DSG stock (a) granted to the director or executive officer as part of the compensation of the director or executive officer or (b) held, directly or indirectly, by the director or executive officer.

At all times, employees must refrain from providing advice or making recommendations regarding the purchase or sale of DSG stock. If you provide information that someone else uses to trade illegally, you may be subject to legal penalties for tipping whether or not you personally derive any benefit from the illegal trading.

Transactions that may be considered necessary or justifiable for personal reasons (such as the need to raise money unexpectedly) are not considered a defense to charges of trading on inside information.

Short-Swing Profits

Under Section 16(b) of the Securities Exchange Act of 1934, directors and executive officers must pay DSG the amount by which the price of any sales of DSG shares exceeds the price of any purchases of DSG shares within any six-month period, regardless of the order of the sale and purchase. Purchases and sales of derivative securities relating to DSG stock may be matchable against purchases and sales of DSG stock and other derivative transactions and any gain that results from such matching, or loss avoided that results from such matching, is recoverable by DSG. The grant of stock options and restricted stock awards by the Compensation Committee of our Board, as well as the exercise of stock options so granted, are generally exempt from Section 16(b).

Transactions by Family Members

Under DSG’s policy, the same restrictions that apply to you also apply to your immediate family members and to others living in your household. Each employee is responsible for ensuring that each member of his or her immediate family complies with the terms of this policy. The term "immediate family" means your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law or any other individuals residing in your home. In particular, transactions by your family members may be subject to Section 16(b) of the Securities Exchange Act of 1934 whether or not you were aware of those transactions.

Penalties for Insider Trading Violations

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the "SEC"), the U.S. Department of Justice and private litigants. The penalties for insider-trading-law violations are severe.
Individuals who trade on inside information (or tip information to others who then trade) are subject to:
1.The disgorgement of any profit gained or loss avoided;
2.A civil penalty of up to three times the profit gained or loss avoided;
3.A criminal fine (no matter how small the profit) of up to $5 million; and
4.A jail term of up to 20 years.
Companies (as well as certain supervisory persons) who fail to take appropriate steps to prevent insider trading are also subject to:
1.A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the associate's violation;
2.A criminal penalty of up to $25 million;
3.Injunctions or cease-and-desist orders prohibiting future violations; and
4.Irreparable loss of reputation.
Employees who violate DSG's Insider Trading Policy will be subject to appropriate disciplinary action up to and including dismissal. DSG may also refer potential violations of law to appropriate authorities.

Detection of Insider Trading Violations

The SEC and other regulatory authorities have increasingly sophisticated trading-surveillance techniques, so there is a strong likelihood that insider trading will be detected and prosecuted, even if it does not involve a great deal of money. In addition, the Insider Trading Protection Act contains certain bounty provisions that reward individuals who turn in violators of the insider trading laws. This added incentive makes it even more likely that insider trading will be discovered and punished.

Responsibility

Each DSG officer, employee and director is ultimately responsible for adhering to this Insider Trading Policy and avoiding improper transactions. If you have any questions at all about the propriety of a transaction, you should contact Rick Pufpaf before buying or selling DSG's securities.

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